Exhibit 99.1

DIAMOND OF CALIFORNIA The World Leader in Culinary and Inshell
March 31, 2006
Dear Diamond Growers,
Enclosed you will find your statement reflecting the total value and remaining payments for the 2005 crop. We are pleased to deliver this payment information to our growers, which represent the highest total value paid by Diamond in the company’s 94-year history. You will note in your statement that the remaining payments column reflects your individual crop quality and variety and indicates the combined value of the upcoming August and December 2006 payments.
In addition to a competitive market price, Diamond strives to provide a broad base of values to its growers. Diamond’s payment system is designed to reward quality and uses a transparent grading system that assures accurate and equitable payments. We strive to lead the industry with a high degree of service, as illustrated by our ranch pick-up program and our new online access to receiving, grading and payment information. As the largest walnut processor in the world, Diamond offers financial stability and reliability, and the commitment to promoting and marketing walnuts necessary to continue building the consumer demand in the future. As an indication of how our payment system rewards quality, the following is a reflection of the maximum earnings on key varieties for the 2005 crop:

Chandler	$1.07/lb
Howard	$0.92/lb
Serr	$0.91/lb
Tulare	$0.88/lb
Hartley	$0.82/lb
Industry update
The 2005 crop was the largest walnut crop in history and even exceeded original expectations. The September C.A.S.S. estimate projected a state crop of 340,000 tons, exceeding last year’s previous record of 325,000 tons. In January, the state reported that the final crop reached 354,000 tons. The combination of the larger crop and lower than expected inshell shipments, which was the result of small nut sizes, darker kernels and a later harvest, produced a larger than projected shelling pool for the industry. While there has been some price decline following the announcement of the crop size in January, industry shipments have been strong, and it appears that we will end the year with an average size industry carry-out. The following table reflects the crop disposition and the projected carry-out for the 2005/2006 marketing year.

Industry Crop Disposition
(Pounds in Millions)

	FY ‘04	FY ‘05	Estimated FY ‘06
●Carry-In Inventory [1]	171.4	189.7	157.2
●Crop	648.2	645.5	708.4

●Total Supply	819.6	835.2	865.6

●Inshell Shipments	134.9	133.9	131.5
●Shelled Shipments	213.1	240.0	247.3

●Total Shipments	629.9	678.0	706.6

●Carry-Out Inventory	189.7	157.2	159.0[2]
1. Inshell basis
2. Based on the California Walnut Commission estimate
Diamond Foods: General Business Update
Business continues to progress well, as reflected in performance in the second quarter of the fiscal year. Diamond sales for the second quarter were up over 10% versus last year, and North American retail sales were up over 23%. Emerald brand snack sales were up 60% as compared to the same quarter last year, and Diamond culinary nut retail sales were up 7.9% — three times greater than the total category average (IRI 52-week period ending 2/19/06 for the Food category).
During the second quarter, we executed on our marketing strategy to continue increasing consumer awareness of the Emerald brand with the release of three new 30-second commercials. The first two of these commercials were televised nationally on ESPN during the Emerald Bowl, hosted in San Francisco on December 29. The ads continued during the Super Bowl and the Winter Olympic Games in February. These television ads were supported by a print and online marketing campaign utilizing an acrostic concept that reinforced the “EMERALD NUTS” brand recognition. Ten unique print ads using Emerald Nuts acrostics were featured in the New York Times and USA Today and were animated for use in an Internet-based advertising campaign. The consumer support campaign resulted in significant secondary product displays. Emerald sales were up 36% in the US food channel for the week of the Super Bowl promotion versus the prior week, and up 22% for the four-week period for the total US Food, Drug and Mass Merchandiser Channels.
The Emerald brand received considerable added value from intensive publicity in the days prior to and after the big game. Emerald was included in pre- and post-Super Bowl editorial coverage with a total circulation of 173.6 million (64.6 million, print; 79.6 million, online; and 29.4 million, broadcast). The Emerald spot was featured in 137 television programs, with a publicity value of approximately $1.4 million. Last year’s Super Bowl commercial was recognized by CBS as one of the top 40 Super Bowl commercials of all time. Emerald’s online advertising contest, which invited consumers to create their own EMERALD NUTS acrostics, drew over 12,500 entries.
New products will be a critical component of our growth strategy. Late in January, we introduced to the trade three new premium Emerald trail mix items, which each include one of our proprietary glazed nut products. The new products have been well received by the retail trade, and we expect them to be available in limited distribution this spring and to be available nationally in the fall. We believe these new product introductions will further strengthen our opportunities for growth.
Diamond is leading the effort to promote walnuts as part of a healthy lifestyle. In March, Diamond promoted two major events in Los Angeles and San Francisco. Diamond’s Emerald brand is the title sponsor of the Emerald Across the Bay 12K, rated by Runner’s World as the best bridge run in America. Emerald is also a major sponsor of the Los Angeles Marathon, and the title sponsor of the Emerald Quality of Life Expo and the Emerald 5K Run/Walk, which are held in conjunction with the marathon. These events provide excellent opportunities to distribute samples of our snack products as well as health brochures highlighting the health benefits of our products and coupons for future purchases.
2006 Walnut Harvest
We are already beginning the process of preparing for the 2006 walnut harvest. In order to provide optimal service and to improve our ability to get the new crop to market, we encourage growers to participate in the ranch pick-up program. We are currently working on ways to improve our system to pass on to growers some of the economic rewards of the added efficiency and value that can be created by increased participation in the ranch pick-up program.
For your information we have enclosed a copy of an article recently featured in the Grocery Manufacturer Association magazine “Forum,” which provides a very positive editorial story concerning Diamond Foods marketing activities.
Best regards,

Michael J. Mendes
President/CEO
“Safe Harbor Statement”: Our future plans and prospects, which are “forward-looking statements” are subject to risks and uncertainties. A variety of factors could affect our current expectations and our actual results, including demand for our products, fluctuations in availability and price of raw materials and competition in our markets. The factors underlying our forward-looking statements are subject to change, and therefore these statements speak only as of the date of this letter. A detailed discussion of factors and other risks that affect our business is contained in our SEC filings, including under the heading “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Copies of these reports may be found online at www.sec.gov.